Exhibit 24
POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Directors and Officers of Entegris, Inc. (the “Corporation”), do hereby constitute and appoint Bertrand Loy and Gregory B. Graves and each of them individually, their true and lawful attorneys and agents to execute on behalf of the Corporation the Form 10-K Annual Report of the Corporation for the fiscal year ended December 31, 2020, together with all such amendments thereto on Form 10-K/A as well as additional instruments related thereto which such attorneys and agents may deem to be necessary and desirable to enable the Corporation to comply with the requirements of the Securities Exchange Act of 1934, as amended, and any regulations, orders, or other requirements of the United States Securities and Exchange Commission thereunder in connection with the preparation and filing of said documents, including specifically, but without limitation of the foregoing, power and authority to sign the names of each of such Directors and Officers on his behalf, as such Director or Officer, as indicated below to the said Form 10-K Annual Report or documents filed or to be filed as a part of or in connection with such Form 10-K Annual Report; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE
/s/ Bertrand Loy	President, Chief Executive Officer	February 5, 2021
Bertrand Loy	and Director
/s/ Paul L. H. Olson	Chairman of the Board, Director	February 5, 2021
Paul L. H. Olson
/s/ Michael A. Bradley	Director	February 5, 2021
Michael A. Bradley
/s/ R. Nicholas Burns	Director	February 5, 2021
Nicholas Burns
/s/ James F. Gentilcore	Director	February 5, 2021
James F. Gentilcore
/s/ James P. Lederer	Director	February 5, 2021
James P. Lederer
/s/ Azita Saleki-Gerhardt	Director	February 5, 2021
Azita Saleki-Gerhardt
/s/ Brian F. Sullivan	Director	February 5, 2021
Brian F. Sullivan